Exhibit 99.1

Pegasystems Appoints Sharon Rowlands To Its Board of Directors

CAMBRIDGE, Mass. – April 18, 2016 – Pegasystems Inc. (NASDAQ: PEGA), the software company empowering the world’s leading enterprises with strategic business applications, today announced it has appointed Sharon Rowlands, CEO of ReachLocal, to its Board of Directors. Ms. Rowlands is an accomplished CEO with expertise in digital marketing and more than 20 years’ experience leading and growing complex multibillion-dollar business services and software companies serving enterprise customers.

Ms. Rowlands, 57, joined ReachLocal in 2014 as CEO and a member of the Board of Directors. The online marketing services company provides businesses with digital marketing solutions. Previous positions include: president and CEO at global financial information leader Thomson Financial (now Thomson Reuters), where she also held leadership positions for more than 10 years; CEO at Altegrity (now part of Kroll), a provider of security and risk management solutions to government and commercial clients; and CEO of Penton Media (now Penton), which at the time was the largest independent business-to-business media company.

Ms. Rowlands’ appointment expands the Pegasystems Board of Directors to eight members. She has deep experience serving on public technology company Boards of Directors including ADP and Constant Contact as well as private companies such as Omgeo and Penton.

Quotes & Commentary:

“We are thrilled to welcome Sharon to Pega,” said Alan Trefler, Founder and CEO, Pegasystems. “Sharon will bring a fresh voice, important expertise, and valuable perspective to the Pega board as the company grows and as our clients continue to look for strategic business applications to grow their businesses. Sharon’s expertise in digital marketing, software, and in driving successful and growing public companies will serve us well.”

“I’m proud to join Pega and inspired by the company’s mission, vision, and track record of success,” said Ms. Rowlands. “I look forward to working with my fellow Board members and with such an accomplished management team.”

About Pegasystems

Pegasystems (NASDAQ: PEGA) develops strategic applications for marketing, sales, service, and operations. Pega’s applications streamline critical business operations, connect enterprises to their customers seamlessly in real-time across channels, and adapt to meet rapidly changing requirements.

Pega’s Global 3000 customers include many of the world’s most sophisticated and successful enterprises. Pega’s applications, available in the cloud or on-premises, are built on its unified Pega 7 platform, which uses visual tools to easily extend and change applications to meet clients’ strategic business needs. Pega’s clients report that Pega gives them the fastest time to value, extremely rapid deployment, efficient re-use, and global scale. For more information, please visit us at www.pega.com.

Press Contacts:

Sean Audet

Pegasystems Inc.

sean.audet@pega.com

(617) 528-5230

Twitter: @pega

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